CWCAPITAL ASSET MANAGEMENT LLC Logo
March 12, 2009

CERTIFICATE ADMINISTRATOR:
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attn: Global Securities and Trust Services Group
Bane of America Commercial Mortgage Inc.,
Commercial Mortgage Pass-Through Certificates,
Series 2008-1
Telecopy number: (312) 904-2084

DEPOSITOR: Banc of America Commercial Mortgage Inc. 214 North Tryon Street NCl-027-22-03, Charlotte, North Carolina 28255 Attn: Stephen Hogue
TRUSTEE: Wells Fargo Bank, National Association 9062 Old Annapolis Rd Columbia, MD 21045 Attn: Dionne Waldron	With a copy to: Henry A. LaBrun, Esq. Cadwalader Wickersham & Taft LLP 227 West Trade Street, 24th Floor Charlotte, North Carolina 28202

RE: BACM 2008-1, Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in §11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A)	a review of CWCAM's activities during the period June 27, 2008 through December 31, 2008 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone
Managing Director

701 13th Street, NW   Suite 1000, Washington, DC 20005
www.cwcapital.com